EXHIBIT 2

LETTER CONFIRMING SELECTION OF NEW DESIGNEE

[BVF Letterhead]

December 12, 2003

Mr. Scott Bice
787 S. San Rafael Avenue
Pasadena, CA 91105-2326

Dear Scott:

Reference is made to that certain Stockholders Agreement dated as of January 17, 2003 (the “Stockholders Agreement”), as amended, by and among Arena Pharmaceuticals, Inc. (“Arena”), Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., BVF  Partners L.P., BVF Inc., and Investment 10, L.L.C.  All capitalized terms not defined in this letter shall have the meanings set forth in the Stockholders Agreement.

This will confirm that the Stockholders hereby select you as the BVF Designee for election as a director of Arena Pharmaceuticals, Inc. (“Arena”) pursuant to Section 2.01(c) of the Stockholders Agreement. This letter will describe the terms of your designation.

First and foremost, the Stockholders are not asking you to act as the Stockholders’ agent or representative in connection with your service as a director of Arena.  Rather, the Stockholders expect you to be an independent director and they only ask that you fulfill your responsibilities, fiduciary and otherwise, to all stockholders of Arena as a group.  For example, if you determine that an action is in the best interests of Arena and Arena’s stockholders as a group, we expect you to support that action even if it is not in the best interests of the Stockholders.

Consistent with this approach, you will receive no instruction from any Stockholder on how to vote and, indeed, no input whatsoever following your election as a director.  Moreover, the Stockholders hereby instruct you to have no conversations with any Stockholder, or a partner, officer, director, employee or equity holder of any Stockholder as to any matter that comes before the Board of Directors of Arena or relates to Arena.  The Stockholders hereby instruct you not to provide any Stockholder, or a partner, officer, director, employee or equity holder of any Stockholder with any information, either oral or written, concerning Arena that you obtain in your capacity as a director of Arena.

To reiterate, the Stockholders want you to act as an independent director who fulfills his fiduciary duties to the stockholders as a group and does what is right for the company and all its stockholders as a group.  Based on your experience and understanding of your duties, the Stockholders have no doubt that you will fulfill that role in splendid fashion.

Very truly yours,

BIOTECHNOLOGY VALUE FUND, L.P.
By: BVF Partners L.P., its general partner
By: BVF Inc., its general partner
By:
Name: Mark N. Lampert
Title: President

BIOTECHNOLOGY VALUE FUND II, L.P.
By: BVF Partners L.P., its general partner
By: BVF Inc., its general partner
By:
Name: Mark N. Lampert
Title: President

BVF INVESTMENTS, L.L.C.
By: BVF Partners L.P., its manager
By: BVF Inc., its general partner
By:
Name: Mark N. Lampert
Title: President

BVF PARTNERS, L.P.
By: BVF Inc., its general partner
By:
Name: Mark N. Lampert
Title: President

BVF INC.
By:
Name: Mark N. Lampert
Title: President

INVESTMENT 10, L.L.C.
By: BVF Partners L.P., as attorney-in-fact
By: BVF Inc., its general partner
By:
Name: Mark N. Lampert
Title: President